Exhibit 3.4

CERTIFICATE OF DESIGNATION

OF

NONCUMULATIVE PREFERRED STOCK, SERIES 2020

(Stated Value $10,000 Per Share)

FOR

ALPHA INVESTMENT INC.

ALPHA INVESTMENT INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The Board of Directors of the Company at a meeting duly called and held on June 1, 2020, adopted the following resolution creating a series of 3,382 shares of Preferred Stock of the Company designated as “Noncumulative Preferred Stock, Series 2020”.

RESOLVED, that pursuant to the authority vested in the Board of Directors, the provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the Company and applicable law, a series of Preferred Stock, stated value $10,000 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Company. $0.01 par value, a series of preferred stock designated as the “Noncumulative Preferred Stock, Series 2020” (the “Series 2020 Preferred Stock”). The number of shares constituting such series shall be 3,382. The Series 2020 Preferred Stock shall have a stated value of $10,000.00 per share.

Section 2. Ranking. The Series 2020 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank 1st or senior to all other preferred stock of the Company, including any class or series of preferred stock established after the Effective Date by the Company, unless the terms of such other class or series expressly provide that such class or series will rank on a parity with or junior to the Series 2020 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company. The Series 2020 Preferred Stock shall rank on a parity with the Company’s common stock, $0.01 par value (the “Common Stock”) with respect to dividend rights and senior to the Common Stock with respect to rights on liquidation, winding-up and dissolution of the Company.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Board of Directors” means the board of directors of the Company.

(b) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the city of Chicago, Illinois are generally required or authorized by law to be closed.

(c) “By-laws” means the By-laws of the Company as may be amended from time to time.

(d) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(e) “Common Stock” has the meaning set forth in Section 2.

(f) “Common Stock Multiplier” means, on any relevant date, the number that is equal to the quotient of (x) 1,000 divided by (y) the Multiplier Price.

(g) “Company” has the meaning set forth in the first paragraph of this Certificate of Designation.

(h) “Current Market Price” means, as of any Business Day, (i) the average of the last reported sale prices for the shares of Common Stock on a national securities exchange which is the principal trading market for the Common Stock for the twenty (20) Trading Days immediately preceding such date as reported by Bloomberg, or (ii) if no national securities exchange is the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Current Market Price shall be the fair market value of one share of Common Stock as reasonably determined in good faith by (A) the Board of Directors, or (B) at the option of a majority-in-interest of the Holders, by an independent investment bank or financial advisory or accounting firm with recognized standing nationally or in the Chicago metropolitan area in the valuation of businesses similar to the business of the Company, which firm shall be selected in good faith by the Board of Directors.

(i) “Distribution” means the transfer from the Company to its stockholders of cash, securities or other assets or property, including, without limitation, evidences of indebtedness, shares of capital stock or securities (including, without limitation, any dividend or distribution of (1) shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction or (2) rights or warrants to purchase shares of Common Stock (other than rights issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan or other similar plans)), without consideration, whether by way of dividend or otherwise.

(j) “Effective Date” means the date on which shares of the Series 2020 Preferred Stock are first issued.

(k) “Holder” means the Person in whose name the shares of the Series 2020 Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series 2020 Preferred Stock for the purpose of making payment and for all other purposes.

(l) “Liquidation Preference” has the meaning set forth in Section 5(a).

(m) “Parity Securities” means each class or series of Preferred Stock (other than the Series 2020 Preferred Stock) the terms of which expressly provide that such class or series will rank on parity with the Series 2020 Preferred Stock.

(n) “Person” has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(o) “Preferred Stock” means any and all series of preferred stock of the Company, including the Series 2020 Preferred Stock.

(p) “Record Date” means the date established by the Board of Directors or duly authorized committee of the Board of Directors in accordance with the Certificate of Incorporation, the By-laws and Delaware law.

(q) “Series 2020 Preferred Stock” has the meaning set forth in Section 1.

Section 4. Dividends. (a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of the funds legally available therefor, non-cumulative dividends and Distributions in the amount determined as set forth in Section 4(b) and no more.

(b) From and after the Effective Date, so long as any shares of Series 2020 Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any other Distribution on any Common Stock, unless at the time of such dividend or other Distribution the Company simultaneously declares and pays a dividend or makes a Distribution, which dividend or Distribution shall be payable in cash or the same securities or other assets or other property as is paid to holders of Common Stock, on each outstanding share of Series 2020 Preferred Stock in an amount equal to the product five (5%) percent.

(c) Each dividend or other Distribution payable pursuant to Section 4(b) will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which, with respect to dividends or Distributions payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends or Distributions to the holders of shares of Common Stock.

(d) If the Board of Directors does not declare a dividend with respect to the Common Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Company will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series 2020 Preferred Stock, the Common Stock or any other class or series of the Preferred Stock.

Section 5. Liquidation. (a) Upon any liquidation, dissolution or unwinding up of the Corporation,, whether voluntary or involuntary, before any distribution or payments, shall be made to the holders of any stock rankings lower to the Series 2020 Preferred Stock, the holder of the Series 2020 Preferred Stock shall be entitled to be paid out from all of the assets of the Corporation if any, and amount equal to $10,000.00 per share, plus any declared but unpaid dividends.

(b) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other similar business combination transaction will not constitute its liquidation, dissolution or winding-up.

Section 6. Maturity. The Series 2020 Preferred Stock shall be perpetual unless redeemed in accordance with the Certificate of Incorporation.

Section 7. Redemptions. (a) On July 1, 2020 or on any date thereafter, the Series 2020 Preferred Stock may be redeemed at the Company’s option, in whole or in part, at a redemption price equal to stated value of $10,000 per share, plus an amount equal to any dividends that have been declared but not paid up to the redemption date, without accumulation of any undeclared dividends. Notwithstanding the foregoing, the Company may not redeem shares of Series 2020 Preferred Stock without having received the prior approval of the Board of Governors of the Federal Reserve System if then required under capital adequacy guidelines applicable to the Company.

(b) The Series 2020 Preferred Stock may be redeemed at the Company’s option in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event, at a redemption price equal to the product of (x) the Current Market Price multiplied by (y) the Common Stock Multiplier, plus an amount equal to any dividends that have been declared but not paid up to the redemption date, without accumulation of any undeclared dividends. Notwithstanding the foregoing, the Company may not redeem shares of Series 2020 Preferred Stock without having received the prior approval of the Board of Governors of the Federal Reserve System if then required under capital adequacy guidelines applicable to the Company.

(c) Shares of Series 2020 Preferred Stock are not subject to the operation of a sinking fund.

(d) Holders of Series 2020 Preferred Stock will not have the right to require the redemption or repurchase of the Series 2020 Preferred Stock at any time.

(e) Notice of every redemption by the Company of Series 2020 Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of record of the Series 2020 Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Company not less than 30 days and not more than 60 days before the date of redemption. Any notice mailed or otherwise given as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing or provision thereof, to any Holder of Series 2020 Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series 2020 Preferred Stock.

Section 8. Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, consent rights with respect to the authorization or issuance of any Preferred Stock or Common Stock or other securities of the Company or consent rights with respect to the authorization or issuance of any right convertible or exchangeable for any Preferred Stock or Common Stock or other securities of the Company, except (i) voting rights, if any, required by the General Corporation Law of the State of Delaware, as amended, or other applicable law, and (ii) voting rights, if any, described in this Section 8.

(b) So long as any shares of Series 2020 Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series 2020 Preferred Stock at the time outstanding voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation or the By-laws that would alter or change the rights, preferences or privileges of the Series 2020 Preferred Stock so as to affect them adversely; provided, that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking senior to, equally with and/or junior to the Series 2020 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series 2020 Preferred Stock and, notwithstanding any provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance; or

(ii) the consummation of a merger or consolidation of the Company with another entity where (A) the Company is not the surviving corporation in such merger or consolidation and (B) the Series 2020 Preferred Stock is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, if such change were effected by amendment of the Certificate of Incorporation, would not require a vote of the holders of the Series 2020 Preferred Stock under the preceding paragraph.

No vote or consent of the holders of Series 2020 Preferred Stock shall be required pursuant to clauses (i) or (ii) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such clause, all outstanding shares of Series 2020 Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above.

Each holder of Series 2020 Preferred Stock will have one vote per share on any matter on which holders of Series 2020 Preferred Stock are entitled to vote, including any action by written consent.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series 2020 Preferred Stock for this purpose), then only the Series 2020 effected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

Section 9. Conversion. Holders of Series 2020 Preferred Stock shall have the right to convert one (1) share of Series 2020 Preferred Stock into one thousand one hundred twenty-five (1,125) shares of the Company’s Common Stock.

Section 10. Non-Dilutive Feature. Series 2020 Preferred stock are non-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the numbers of Common Stock after the reverse split as would have been equal to the ratio established prior to the reverse split. The conversion rate of Series 2020 Preferred Stock would increase proportionately in the case of forward splits and may not be diluted by a reverse split following a forward split.

Section 11. Miscellaneous.

(a) All notices or communications in respect of the Series 2020 Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Incorporation or By-laws or by applicable law.

(b) No share of Series 2020 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(c) The shares of Series 2020 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Todd C. Buxton its Chief Executive Officer, this 12th day of January 2021.

ALPHA INVESTMENT, INC.

By:	/s/ Todd C. Buxton
Todd C. Buxton, Chief Executive Officer